As filed with the Securities and Exchange Commission on December 2, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                (Amendment No. 4)

                    Under the Securities Exchange Act of 1934

                               Capital Trust, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    14052H100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Thomas E. Kruger, Esq.
                            Michael L. Zuppone, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                               New York, NY 10022
                                 (212) 856-7000
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               September 30, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

895256.5

CUSIP No. 14052H100                        SCHEDULE 13D

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Veqtor Finance Company, L.L.C.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) /  /
                                                                  (b) /  /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            AF, BK
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                                9,320,531
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                    -0-
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                     9,320,531
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    9,320,531
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    42.39%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


895256.5

CUSIP No. 14052H100                                              SCHEDULE 13D


--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Capital Trust Investors Limited Partnership (f/k/a CalREIT Investors
            Limited Partnership)
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) /  /
                                                                (b) /  /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            AF, BK
--------------------------------------------------------------------------------
            5 CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Illinois
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                                -0-
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                    9,320,531
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                     -0-
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                                9,320,531
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       9,320,531
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       42.39%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

895256.5

CUSIP No.  14052H100                                             SCHEDULE 13D

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SZ Investments, LLC
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /  /
                                                                 (b) /  /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            AF, BK
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                                75,000
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                    9,320,531
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                     75,000
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                                9,320,531
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       9,395,531
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       42.73%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


895256.5

CUSIP No.  14052H100                                             SCHEDULE 13D


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Zell General Partnership, Inc.
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /  /
                                                                  (b) /  /
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

             AF, BK
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Illinois
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                                75,000
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                    9,320,531
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                     75,000
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                                9,320,531
--------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        9,395,531
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        42.73%
--------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


895256.5

CUSIP No. 14052H100                                              SCHEDULE 13D



--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Samuel Zell Revocable Trust U/T/A December 17, 1990
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) /  /
                                                                    (b) /  /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            AF, BK
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Illinois
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                                75,000
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                    9,320,531
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                     75,000
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                                9,320,531
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       9,395,531
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       42.73%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

895256.5

CUSIP No. 14052H100                                              SCHEDULE 13D



--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Samuel Zell
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) /  /
                                                                  (b) /  /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            AF, BK
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                               124,760
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                   9,320,531
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                    124,760
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                               9,320,531
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       9,445,291
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       42.86%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

895256.5

CUSIP No. 14052H100                                              SCHEDULE 13D


--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            V2 Holdings LLC
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) /  /
                                                                    (b) /  /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            AF, BK
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                                -0-
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                    9,320,531
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                     -0-
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                                9,320,531
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       9,320,531
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       42.39%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

895256.5

CUSIP No. 14052H100                                              SCHEDULE 13D


--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John R. Klopp
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /  /
                                                                   (b) /  /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            AF, BK
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                                93,334
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                    9,320,531
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                     93,334
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                                9,320,531
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       9,413,865
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       42.65%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

895256.5

CUSIP No. 14052H100                                              SCHEDULE 13D


--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Craig M. Hatkoff
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) /  /
                                                                  (b) /  /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            AF, BK
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                                101,334
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                    9,320,531
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                     101,334
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                                9,320,531
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       9,421,865
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       42.69%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

895256.5

CUSIP No. 14052H100                                              SCHEDULE 13D



--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Samstock, L.L.C.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) /  /
                                                                  (b) /  /
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            AF, WC
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) / /
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
               7           SOLE VOTING POWER
                                75,000
NUMBER OF     ------------------------------------------------------------------
SHARES         8           SHARED VOTING POWER
BENEFICIALLY                    -0-
OWNED BY EACH ------------------------------------------------------------------
REPORTING      9           SOLE DISPOSITIVE POWER
PERSON WITH                     75,000
              ------------------------------------------------------------------
               10          SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       75,000
--------------------------------------------------------------------------------
12          CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES* / /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       .34%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       OO
--------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

895256.5

CUSIP No. 14052H100                                              SCHEDULE 13D



               This Amendment No. 4 to Schedule 13D ("Amendment No. 4"), which is filed pursuant to rule 13d-2(a) under the Securities Exchange Act of 1934, as amended, amends and supplements the Schedule 13D, dated July 15, 1997, as filed with the Securities and Exchange Commission (the "SEC") on July 25, 1997, as amended by Amendment No. 1, as filed with the SEC on December 22, 1997, as amended by Amendment No. 2, as filed with the SEC on July 2, 1998, as amended by Amendment No. 3, as filed with the SEC on August 19, 1999 (as amended, the "Schedule 13D"), which was filed by (i) Veqtor Finance Company, L.L.C., a Delaware limited liability company ("VFC"); (ii) Capital Trust Investors Limited Partnership (f/k/a CalREIT Investors Limited Partnership), an Illinois limited partnership and a managing member of VFC ("CTILP"); (iii) SZ Investments, LLC, a Delaware limited liability company and the sole general partner of CTILP ("SZI"); (iv) Zell General Partnership, Inc., an Illinois corporation and the sole managing member of SZI ("Zell GP"); (v) the Samuel Zell Revocable Trust, a trust formed under Illinois law pursuant to a trust agreement, dated December 17, 1990, and the sole stockholder of Zell GP ("Zell Trust"); (vi) Mr. Samuel Zell, a citizen of the United States and the trustee of Zell Trust; (vii) Samstock, L.L.C., a Delaware limited liability company ("Samstock"); (viii) V2 Holdings LLC, a Delaware limited liability company and a member of VFC ("V2H");
(ix) Mr. John R. Klopp,  a citizen of the United States and a member of V2H; and
(x) Craig M. Hatkoff, a citizen of the United States and a member of V2H, with respect to the ownership of class A common shares of beneficial interest, $1.00 par value (the "Class A Common Shares"), in Capital Trust, a California business trust (the "Issuer"). As reported in Amendment No. 3 to the Schedule 13D, the Issuer has been reorganized into Capital Trust, Inc., a Maryland corporation and each Class A Common Share has been converted into one share of class A common stock, par value $.01 per share, of Capital Trust, Inc. This statement therefore now relates to the shares of class A common stock, par value $.01 per share ("Class A Common Stock"), of Capital Trust, Inc. (hereinafter the "Issuer"), whose principal office is located at 605 Third Avenue, 26th Floor, New York, New York 10016. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Schedule 13D.

Item 5.    Interest in Securities of the Issuer.

Item 5 is amended by amending and restating paragraphs (a) and (b) in their entirety as follows:

                     (a) and (b) The aggregate percentage of shares of Class A Common Stock reported beneficially owned by the Reporting Persons is based upon 21,988,524 shares of Class A Common Stock issued and outstanding. The Reporting Persons as a group beneficially own 9,639,959 shares of Class A Common Stock, including (i) 9,423,531 outstanding shares of Class A Common Stock; and (ii) 216,428 shares of stock issuable upon exercise or conversion of outstanding stock options and stock units. The foregoing shares represent approximately 43.41% of the outstanding shares of Class A Common Stock (calculated in accordance with Rule 13d-3). VFC holds of record and thereby directly beneficially owns and has the sole power to vote and dispose of 9,320,531 of the foregoing outstanding shares of Class A Common Stock (the "VFC Reported Shares"). CTILP, SZI, Zell GP, Zell Trust, Mr. Zell, V2H, Mr. Klopp and Mr. Hatkoff share the indirect power to vote or dispose of the VFC Reported Shares that are beneficially owned directly by VFC. Mr. Hatkoff beneficially owns and has the sole power to vote and dispose of 18,000 outstanding shares of Class A Common Stock. Mr. Hatkoff beneficially owns and will have the sole power to vote and dispose of 83,334 shares of Class A Common Stock issuable upon the exercise of options to purchase shares of Class A Common Stock that are, or become within 60 days, vested and exercisable. Mr. Klopp beneficially owns and has the sole power to vote and dispose of 10,000 outstanding shares of Class A Common Stock. Mr. Klopp beneficially owns and will have the sole power to vote and dispose of 83,334 shares of Class A Common Stock issuable upon the exercise of options to

895256.5
                                        1

CUSIP No. 14052H100                                              SCHEDULE 13D



purchase Class A Common Shares that are, or become within 60 days, vested and exercisable. Samstock directly beneficially owns and has the sole power to vote and dispose of 75,000 shares of Class A Common Stock ("Samstock Reported Shares"). SZI, Zell GP, Zell Trust and Mr. Zell have the indirect power to vote or dispose of the Samstock Reported Shares that are beneficially owned directly by Samstock. Mr. Zell beneficially owns and will have the sole power to vote and dispose of 49,760 shares of Class A Common Stock issuable upon the exercise or conversion of options to purchase and stock units that are convertible into shares of Class A Common Stock that are, or become within 60 days, vested and exercisable.

Item 5 is also  amended and  supplemented  by adding the  following to paragraph
(c):

           Consistent with the agreement made in connection with the Public Offering and with previous disclosure in this Schedule 13D, on September 30, 1999, VFC converted the 5,946,825 shares of Class A Preferred Stock then held by VFC, pursuant to the conversion provisions thereof, into the same number of shares of Class A Common Stock, whereupon VFC became the direct beneficial owner of 9,320,531 shares of Class A Common Stock.

           On September 30, 1999, the Company awarded stock units convertible into 1,763 shares of Class A Common Stock to Samuel Zell in accordance with the Company's previously established stock unit award program for directors.

Item 6.    Contracts,   Arrangements,   Understandings  or  Relationships  with
           respect to Securities of the Issuer.

Item 6 is amended and supplemented by adding the following:

           Consistent with the agreement made in connection with the Public Offering and with previous disclosure in this Schedule 13D, on September 30, 1999, VFC converted the 5,946,825 shares of Class A Preferred Stock then held by VFC, pursuant to the conversion provisions thereof, into the same number of shares of Class A Common Stock, whereupon VFC became the direct beneficial owner of 9,320,531 shares of Class A Common Stock.



895256.5
                                        2

                                    SIGNATURE

                     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed jointly with the other undersigned party.


Dated:     December 2, 1999

895256.5
                                        3

Veqtor Finance Company, L.L.C.

By:        Capital Trust Investors Limited Partnership
                     its managing member

           By:       SZ Investments, LLC
                     its general partner

                     By:       Zell General Partnership, Inc.,
                               its managing member

                               By:     /s/ Donald J. Liebentritt
                                       --------------------------------------
                                       Name:      Donald J. Liebentritt
                                       Title:     Vice President

By:     V2 Holdings LLC
        its managing member

        By:     John R. Klopp
                its member

                /s/ John R. Klopp
                ----------------------------------
                John R. Klopp

Capital Trust Investors Limited Partnership

By:   SZ Investments, LLC
      its general partner

      By:  Zell General Partnership, Inc.,
           its managing member

           By:                 *
                ----------------------------------
                Name:     Samuel Zell
                Title:    President

SZ Investments, LLC

By:  Zell General Partnership, Inc.
     its managing member

     By:                 *
           ----------------------------------
           Name:     Samuel Zell
           Title:    President





895256.5
                                       4

Zell General Partnership, Inc.

By:                 *
       ---------------------------------
       Name:     Samuel Zell
       Title:    President

Samuel Zell Revocable Trust

By:                  *
      ---------------------------------
      Name:     Samuel Zell
      Title:    Trustee

Samuel Zell

                   *
      ---------------------------------
           Samuel Zell

Samstock, L.L.C.

By:   SZ Investments, LLC,
      its member

      By:  Zell General Partnership, Inc.
           its managing member

      By:                 *
           ---------------------------------
           Name:     Samuel Zell
           Title:    President

V2 Holdings LLC

By:   John R. Klopp
      its member

      /s/ John R. Klopp
      ---------------------------------
          John R. Klopp

John R. Klopp

      /s/ John R. Klopp
      ---------------------------------
           John R. Klopp




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


Craig M. Hatkoff

                   *
      ---------------------------------
           Craig M. Hatkoff



*  By      /s/ John R. Klopp
      ---------------------------------
        John R. Klopp
        Attorney-in-Fact





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